Exhibit 10.1

3001 Bishop Drive, Suite 300, San Ramon, CA 94583

July 18, 2024

Personal & Confidential

Joy L. Mbanugo

Via email: joy@joymbanugo.com

Dear Joy,

CXApp US, Inc. is pleased to offer you (“you” or “Employee”) the position of Chief Financial Officer (CFO) in accordance with the terms of this agreement (this “Agreement”), commencing on or before August 19, 2024. This is a full-time exempt position reporting to the CEO whereby Employee will work in the San Francisco Bay Area and requires in-person presence in the Company offices currently located in San Ramon, CA per Company’s policies. This offer is contingent upon favorable background checks, if applicable. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

Employee’s base compensation will consist of an annual salary of $250,000, less payroll deductions and all required withholdings (“Base Salary”). Employee shall devote substantially all her business time, attention, and energies to the business of the Company. Except as may otherwise be approved by the Company, during the term of this Agreement, Employee will not perform any services for any other business entity or person, whether such entity or person conducts a business which is competitive with the business of the Company or is engaged in any other business activity; provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in and business or businesses which do not compete directly or indirectly with the Company, provided such investment or investments do not require any services on his part in the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially, at any time, more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of the Company, (c) preventing Employee from engaging in any other activities, if he receives the prior written approval of the Chief Executive Officer of the Company with respect to engaging in such activities.

In addition to Base Salary, you are eligible to earn a total annual bonus of up to $100,000, less payroll deductions and all required withholdings (the “Bonus Amount”), to be paid in quarterly installments (each a “Bonus Installment”) which shall be paid no later than sixty (60) days after the close of each fiscal quarter (“Bonus Period”), provided that you are employed on the applicable payment date and achieve certain performance goals for the applicable Bonus Period, which are established by the Company’s Board of Directors and Compensation Committee in its sole discretion and communicated to you (“Target Plan”). The Company’s determination of whether or not the Bonus Installment has been earned in whole or in part under the Target Plan, the criteria therefor and the amount and timing of such Bonus Amount, if any, shall be final and binding. If either party terminates the employment relationship before the applicable payment date or if you serve a notice of termination on the payment date, you shall not be entitled to any Bonus Amount or portion thereof. The Company reserves its right to vary, amend, discontinue or withdraw the Target Plan at any time it deems fit, at its sole discretion. The Bonus Amount, if any, will be paid the following month after the end of the applicable Bonus Period.

In addition to Base Salary, you are eligible to receive a joining bonus of $25,000, less payroll deductions and all required withholdings (“Joining Bonus”) which shall be paid to you after six (6) weeks of continuous employment with the Company. This Joining Bonus will be subject to the following conditions:

●	You must successfully complete one year of continuous employment with the Company from your official start date.

●	If, you terminate your employment with the Company voluntarily before completing one year of service, you will forfeit the Joining Bonus and will be required to pay back the prorated portion.

Subject to the approval of the Company’s Board of Directors or its compensation committee, you will be granted an option to purchase 230,000 shares of CXApp Inc. Class A common stock (“Stock Option”). The exercise price of the Stock Option shall equal to the market price of CXApp Inc.’s Class A common stock as of the close of trading on the date of the grant of the Stock Options. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock. The Stock Option will be subject to the terms and conditions applicable to options granted under the Company’s incentive plan (“Incentive Plan”) and the applicable Award Agreement, as described in the Plan, which you will be required to sign. You will vest in one third (1/3) of the shares on the twelve (12) months of your vesting commencement date, and the balance will vest in equal monthly installments over the next twenty-four (24) months during continuous service, as described in the applicable Award Agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

In the event of a Change in Control, the vesting of the Stock Options shall automatically be accelerated so that 100% of the unvested Stock Options shall be fully vested upon the consummation of the Change in Control. A “Change in Control” as used herein shall have the meaning ascribed to such term in the Incentive Plan. Employee will be eligible to participate in the equity incentive plans of the Company and/or its parent company and may receive awards thereunder subject to the terms and conditions of the Company’s and/or its parent company’s equity incentive plans in effect and the approval of the Company’s and/or its parent Company’s Board of Directors, or a compensation committee thereof, as applicable, at its discretion.

Employee’s base compensation will be paid semi-monthly, and Employee will report to the Company’s Chief Executive Officer.

Employee is eligible to receive all benefits made available to full-time employees generally, including medical, dental, vision, life, disability, and 401K, in accordance with the Company’s senior executive employee policies.

Employee is eligible for four (4) weeks paid vacation, six (6) wellness days and ten (10) paid holidays annually, in accordance with, and subject to changes to, the Company’s policies. Currently, vacation days are accrued pro-rata per pay period.

Any travel and business expenses will be reimbursed upon the receipt of expense reports, which must be filed on a timely basis, in each case accordance with the Company’s policies.

Employee shall be fully indemnified by the Company and shall be a named party in any Directors and Officers liability policy of the Company.

During the term of Employee’s employment and for two (2) years thereafter, Employee will not cause or attempt to cause any employee of the Company or its affiliate entities to cease working for the Company or such affiliates. However, this obligation shall not affect any responsibility Employee may have as an employee of the Company with respect to the bona fide hiring and firing of the Company’s personnel.

Employee will not, during the period of his employment, for any reason, directly or indirectly, solicit the business of any customer of the Company or its affiliate entities for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by the Company or such affiliate or to disrupt the Company’s business with such customers.

For a period of one (1) year after the termination of Employee’s employment, Employee will not, directly or indirectly, use any of the Company’s trade secrets in order to induce any of the Company’s customers to cease doing business with the Company or to induce them to become the customer of any other person or entity.

Employee’s employment with the Company may be terminated as follows:

(a)	Termination Without Just Cause.

(i)	The Company, in its sole discretion, may terminate Employee’s employment hereunder for any reason without Just Cause (as defined below), at any time, by notifying Employee in writing of its decision. Employee, in his sole discretion, may terminate his employment hereunder for any reason.

(ii)	If (A) the Company terminates Employee’s employment hereunder without Just Cause or (B) Employee resigns from employment

a.	as a result of and upon a material diminution of Employee’s duties, responsibilities, authority, position or a material reduction of Employee’s compensation and benefits,

b.	the Company’s material breach of the terms of this Agreement, or

c.	relocation of Employee’s primary work location by more than fifty (50) miles; the Company shall:

i.	pay lump-sum to Employee his Base Salary then in effect, subject to customary payroll practices and withholdings, for six (6) months immediately after the date of termination or resignation;

ii.	the vesting on all outstanding equity awards will be accelerated by 12 months;

iii.	upon termination or resignation, pay to Employee the value of any accrued but unpaid vacation time;

iv.	upon termination or resignation, pay to Employee any incurred unreimbursed business expenses and travel expenses that are reimbursable, provided that such expenses are approved by the Company’s Chief Executive Officer, the Employee submits all necessary documentation and receipts, and expenses are incurred in accordance with the Company’s policies; and

v.	pay for 6 months of required COBRA premiums based on coverage that the Employee had in effect at the termination of the Employment.

(b)	Termination With Just Cause.

The Company may immediately terminate Employee’s employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Employee. For purposes of this Agreement, the phrase “Just Cause” means:

(A)	Employee’s fraud, gross malfeasance, gross negligence or willful misconduct, with respect to the Company’s business affairs;

(B)	Employee’s refusal or repeated failure to follow the Company’s established reasonable and lawful written policies;

(C)	Employee’s material breach of this Agreement; or

(D)	Employee’s conviction of a felony or crime involving moral turpitude.

A termination of Employee for Just Cause based on clause (A), (B) or (C) of the preceding sentence will take effect fifteen (15) business days after the Company gives written notice of its intent to terminate Employee’s employment and the Company’s description of the alleged cause, unless Employee, in the good-faith opinion of the Company, during such fifteen (15) business day period, remedies the events or circumstances constituting Just Cause.

If Employee’s employment hereunder is terminated by the Company for Just Cause or Employee terminates his employment hereunder for any reason other than the reasons set forth in clause (a)(ii)(B) above, the Company will be required to pay to Employee only that portion of his Base Salary and accrued but unused vacation pay that has been earned through the date of termination.

(c)	Disability and Death.

Employee’s employment hereunder will be terminated immediately upon (i) Employee’s “Disability” for a period exceeding six (6) months in any twelve (12) month period, or (ii) Employee’s death.

For purposes of this Agreement, “Disability” means Employee’s incapacity due to any physical or mental illness or injury, as determined by a licensed health care provider, which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation(s). Employee warrants, represents and agrees that holding open his position for a period in excess of those provided in this paragraph would not be a reasonable accommodation and would impose an undue hardship on the Company.

If Employee’s employment is terminated due to such Disability or death, the Company will be required to pay to Employee or Employee’s estate, as the case may be, unrelated to any amounts that Employee may receive pursuant to any short-term and long-term disability plans or life insurance plans (as applicable), only his Base Salary, the value of any earned and accrued but unpaid bonus amounts and accrued but unpaid vacation pay earned through the date of termination, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan. Employee or Employee’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee’s Disability or death.

In the event that there shall be a dispute, controversy, or claim (“Dispute”) between the Employee and the Company relating to this Agreement, or the breach thereof, which arose during employment, or after termination of Employee’s employment, including but not limited to the construction or application of the terms of Company’s Arbitration Agreement, included in the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (enclosed herein), the parties agree that such Dispute shall be resolved by final and binding arbitration. Resolution of Disputes by arbitration rather than litigation in courts provides an effective, generally faster, cheaper and less formal proceeding for the parties. The Arbitration Agreement included in the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement should be signed and returned with this signed offer letter.

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company unless Employee would be considered to have incurred a “termination of employment” from Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of Employee’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall nonetheless be delayed until the first business day of the seventh (7th) month following Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination.

For purposes of this paragraph, Employee shall be a “specified employee” for the twelve (12) month period beginning on the first day of the fourth (4th) month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Company at any time during the twelve (12) month period ending on the “Identification Date.”

For purposes of the foregoing, the Identification Date shall be December 31. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that:

(i)	any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement),

(ii)	the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(iii)	Employee will be expected to abide by the Company’s written rules and written regulations as detailed in the Employee Handbook which Employee will receive and is required to sign as part of Employee’s onboarding package.

The Employee is also required to execute and comply with an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (enclosed herein), Non-Disclosure Agreement, Code of Business Ethics, and additional policies sent to you for execution prior to or on your first day of employment.

If any provision of this Agreement shall be declared, by a court of competent jurisdiction or arbitrator, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

Please understand that nothing contained in this offer letter nor any other communication by a management representative is intended to create an expectation, promise or obligation of continued employment or the providing of benefits. Rather, it should be understood that Employee and the Company each have a right to terminate Employee’s employment for any reason at any time, and this status cannot be modified in any manner. Employee agrees to provide thirty (30) days’ advance written notice to the Company in the event Employee determines to terminate Employee’s employment with the Company. In addition, please understand that changes in compensation, benefits or other working conditions may occur during Employee’s employment and that such changes will not affect Employee’s at-will employment status.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. If you are agreeable to the terms described herein, please sign below and return to us at your earliest convenience.

We look forward to your response by July 19th, 2024, after which this offer will expire if not accepted.

We are pleased that you will be joining us and look forward to working with you toward our mutual success.

Sincerely,

/s/ Khurram Sheikh
Khurram Sheikh
Chief Executive Officer
CXApp US, Inc.

I hereby accept the full-time position as the Company’s Chief Financial Officer, subject to the terms and conditions of this Agreement

Accepted:	/s/ Joy L. Mbanugo	Date:	7/19/2024
Joy L. Mbanugo